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                                   EXHIBIT 23


                         Consent of Independent Auditors
                         -------------------------------


The Board of Directors
Diebold, Incorporated


We consent to incorporation by reference in the Registration Statement (No.33-54675) on Form S-8 of Diebold, Incorporated of our report dated June 5, 1998, relating to the statements of net assets available for benefits of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the year ended December 31, 1997 and 1996, which report appears in the December 31, 1997 annual report on Form 11-K of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees.


/s/KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP

Cleveland, Ohio
June 24, 1998

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